UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2021

Sonim Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38907	94-3336783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 River Place Boulevard, Bldg. 7, S#250 Austin, TX	78730
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 378-8100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SONM	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act: ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2021, the Compensation Committee of the Board of Directors of Sonim Technologies, Inc. (the “Company”) approved an employment letter agreement between the Company and Robert Tirva, the Company’s President, Chief Financial Officer and Chief Operating Officer (the “Employment Agreement”). The Employment Agreement supersedes the employment letter agreement, dated September 9, 2019, previously entered into between the Company and Mr. Tirva.

The Employment Agreement reflects Mr. Tirva’s position as the Company’s President, Chief Financial Officer and Chief Operating Officer and provides that Mr. Tirva will receive an annual base salary of $400,000. The Employment Agreement also provides that Mr. Tirva’s target annual bonus opportunity is 100% of his base salary, with the actual annual bonus amount to be determined each year based on performance against performance targets determined by the Board. Mr. Tirva is also eligible to participate in the employee benefit plans generally available to the Company’s employees.

The Employment Agreement provides that if Mr. Tirva’s employment with the Company is terminated by the Company without cause or by Mr. Tirva for good reason, in any such case prior to a change in control or more than 13 months after a change in control, or due to Mr. Tirva’s death or permanent disability, Mr. Tirva will receive 12 months of continued base salary and reimbursement for COBRA health insurance premiums for up to 12 months following the date of termination. If Mr. Tirva’s employment with the Company is terminated by the Company without cause, or if he terminates his employment with the Company for good reason, in either case at any time within 13 months after a change in control, Mr. Tirva will receive 18 months of continued base salary, reimbursement for COBRA health insurance premiums for a period of up to 18 months, 150% of his target bonus for the year of termination (assuming full achievement, but no over-achievement, of performance targets under the bonus plan), and accelerated vesting of any then-outstanding options or stock awards granted by the Company to him. The severance benefits described above would, if triggered, be conditioned on Mr. Tirva providing the Company with a release of claims in a form acceptable to the Company. The Employment Agreement also provides that if Mr. Tirva’s employment with the Company is terminated by the Company without cause, by Mr. Tirva for good reason, or due to his death or permanent disability, he will receive a pro-rated target annual bonus for the year in which the termination of employment occurs. For these purposes, “cause,” “good reason,” and “change in control” are defined in the Employment Agreement.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Letter Agreement, dated October 14, 2021, by and between Sonim Technologies, Inc. and Robert Tirva.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sonim Technologies, Inc.

Dated: October 15, 2021	By:	/s/ Robert Tirva
Robert Tirva
President, Chief Financial Officer and Chief Operating Officer